UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ModusLink Global Solutions, Inc.

(Exact name of registrant as specified in charter)

Delaware	04-2921333
(State of incorporation or organization)	(IRS Employer Identification No.)

1601 Trapelo Road, Suite 170 Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:	Not applicable
(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

Reference is hereby made to the Registration Statement on Form 8-A filed by ModusLink Global Solutions, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on October 18, 2011 and amended on March 22, 2012 (as amended, the “Registration Statement”), relating to the Tax Benefit Preservation Plan between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (as amended from time to time, the “Tax Plan”). Such Registration Statement is hereby incorporated herein by reference. The response to Item 1 of the Registration Statement is amended to add the following paragraph as the last paragraph of Item 1:

On October 14, 2014, the Company entered into Amendment No. 2 to the Tax Plan (“Amendment No. 2”). The Tax Plan was originally scheduled to expire at the close of business on October 17, 2014. Amendment No. 2, which was unanimously approved by the Company’s Board of Directors, extends the expiration date of the Tax Plan to October 17, 2017 (subject to other earlier termination events, including final adjournment of the Company’s 2015 annual meeting of stockholders if stockholder approval of Amendment No. 2 has not been received prior to that time).

Amendment No. 2 is incorporated herein by reference as an exhibit to this Registration Statement. The foregoing description of Amendment No. 2 is qualified in its entirety by reference to such exhibit.

Item 2.	Exhibits

1.	Amendment No. 2 to Tax Benefit Preservation Plan, dated as of October 14, 2014, between ModusLink Global Solutions, Inc. and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed on October 14, 2014 by ModusLink Global Solutions, Inc.).

2.	Amendment No. 1 to Tax Benefit Preservation Plan, dated as of March 21, 2012, between ModusLink Global Solutions, Inc. and American Stock Transfer & Trust Company, LLC (incorporated herein by reference to Exhibit 4.2 of the registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 22, 2012).

3.	Tax Benefit Preservation Plan, dated as of October 17, 2011, between ModusLink Global Solutions, Inc. and American Stock Transfer & Trust Company, LLC (incorporated herein by reference to Exhibit 4.1 of the registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 18, 2011).

4.	Certificate of Designations of Series A Junior Participating Preferred Stock of ModusLink Global Solutions, Inc. filed with the Secretary of State of the State of Delaware on October 18, 2011 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed on October 18, 2011 by ModusLink Global Solutions, Inc.).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MODUSLINK GLOBAL SOLUTIONS, INC.

Date: October 14, 2014	By:	/s/ Alan Cormier
Name: Alan Cormier Title: Senior Vice President and General Counsel